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                                  August 27, 1996


Lightbridge, Inc.
281 Winter Street
Waltham, Massachusetts 02154

Ladies and Gentlemen:

   This opinion is furnished to you in connection with Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-6589) (the "Registration Statement") being filed on the date hereof by Lightbridge, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of 3,021,868 shares (the "Company Shares") of its Common Stock, $.01 par value per share, to be issued by the Company, and the proposed public offering by certain securityholders of the Company of 1,348,132 shares of such Common Stock, consisting of certain shares (the "Outstanding Shares") that are currently issued and outstanding and certain shares (the "Warrant Shares") that are to be issued upon the exercise of a warrant (the "Warrant"). The foregoing assumes exercise in full of the over-allotment option described in the Registration Statement. The Company Shares, the Outstanding Shares and the Warrant Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, the holders of the Outstanding Shares and the Warrant, and Cowen & Company, Montgomery Securities and Prudential Securities Incorporated, as representatives of the several underwriters.

   We are familiar with the Company's Certificate of Incorporation and all amendments thereto, its By-Laws and all amendments thereto, records of meetings and consents of its Board of Directors and stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

   Based upon the foregoing, we are of the opinion that:

   1. The Company Shares have been duly authorized and, when certificates for the Company Shares have been duly executed and countersigned and delivered in accordance with the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

   2. The Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

   3. The Warrant Shares have been duly authorized and, when the Warrant has been exercised in accordance with its terms and a certificate for the Warrant Shares has been duly executed, countersigned and delivered, the Warrant Shares will be validly issued, fully paid and non-assessable.
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   We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                                  Very truly yours,

                                  FOLEY, HOAG & ELIOT LLP



                                  By  /s/ Mark L. Johnson
                                    ----------------------------------
                                     A Partner